EXHIBIT 10.51
RELEASE AND
SEPARATION AGREEMENT
     In consideration of the mutual promises and agreements, and subject to the terms and conditions set forth below in this agreement, National City Corporation, a Delaware corporation (“National City”), and John D. Gellhausen (“Executive”) hereby agree as follows:
1.	Executive’s last day of active work shall be January 5, 2007 (the “Separation Date”). Executive shall be placed on an unpaid leave of absence from the Separation Date until six (6) months following the Separation Date. National City shall pay to Executive a lump-sum payment of $190,545.75 [12 times $15,666.66 plus interest on six (6) months of delayed salary continuation at an annual interest rate of 5%] six months following the Separation Date. National City shall also pay to Executive bi-monthly salary continuation payments of $15,666.66 subject to the limitations contained in paragraphs 12 and 32 herein, beginning on the first pay period following the sixth month after the Separation Date and ending on the later of (i) the first anniversary of the Separation Date or, (ii) the time Executive accepts any form of employment, not to go beyond the second anniversary of the Separation Date (the “Salary Continuation Period”), in the same manner as Executive’s base salary was paid prior to the Separation Date.

2.	During the Executive’s unpaid leave of absence and Salary Continuation Period, National City shall provide Executive those medical and dental benefits that are provided to employees generally without regard to officer title, salary grade, level or status, to the extent that those benefits were provided to Executive prior to the Separation Date (the “Welfare Benefits”). In the event that the Executive becomes employed by a new employer and is eligible to receive health insurance and/or dental benefits (“New coverage”) the Welfare Benefits coverage shall be secondary to such New Coverage. National City shall provide no other Welfare Benefits or expense reimbursements other than those set forth in this agreement.

3.	For purposes of the National City Corporation Deferred Compensation Plan, Amended and Restated Effective January 1, 2005 and the National City Corporation Executive Savings Plan (together, the “Deferred Plans”), Executive shall be deemed to be an active employee through the Salary Continuation Period. Executive’s balances in the Deferred Plans shall be paid to Executive in accordance with the Deferred Plans and Executive’s then current election(s). For purposes of the National City Corporation 2004 Deferred Compensation Plan (the “2004 Plan”), Executive shall be deemed to be an active employee through the Separation Date. Executive’s balance in the 2004 Plan shall be paid to Executive in accordance with the 2004 Plan and Executive’s then current election.

4.	Executive’s participation and any rights, benefits or claims he has in the National City Corporation Management Incentive Plan for Senior Officers (“Short-Term Plan”) shall terminate as of the date hereof. National City shall pay Executive a lump-sum payment of $376,000.00 in lieu of any payments pursuant to the Short-Term Plan. This payment shall be made on the day prior to the Separation Date.

5.	National City shall pay Executive a special performance bonus of a lump-sum payment of $300,000.00 on the day prior to the Separation Date.

6.	For purposes of vesting of any awards that have been made pursuant to the National City Corporation Retention Plan for Executive Officers (“Retention Plan”), Executive’s termination is a result of action initiated by National City other than for termination for cause. Any payment owed to Executive under the Retention Plan shall be paid in accordance with the Retention Plan.

7.	Executive’s participation and any rights, benefits or claims he has in any plan cycle awards granted pursuant to the National City Corporation Long-Term Cash and Equity Incentive Plan (the “Long-Term Plan”) shall terminate as of the date hereof. National City shall pay Executive a lump-sum payment of $574,000.00 on the day prior to the Separation Date and a lump-sum payment of $178,000.00 on the second anniversary of the Separation Date with such payments being made in lieu of any and all plan cycle awards under the Long-Term Plan. Executive will not be recommended to participate in any future plan cycles of the Long-Term Plan.

8.	Executive’s rights and any balances maintained under the Supplemental Cash Balance Pension Plan shall terminate and shall be forfeited as of the Separation Date.

9.	National City shall provide Executive, at National City’s sole expense, outplacement services through Challenger, Gray & Christmas, Inc., provided Executive begins using the outplacement services by December 31, 2006. National City shall pay or reimburse Executive the legal fees incurred for counseling and representation in connection with the termination of his employment and the negotiation of this agreement up to a maximum of $20,000.00 to be paid by National City no later than December 31, 2006.

10.	As approved by the Compensation and Organization Committee of the Board of Directors of National City, the transferability restrictions on the below listed restricted stock grants shall be terminated and the Executive shall become vested in the stock as of the Separation Date:
April 22, 2002 grant of 12,160 restricted shares that would have otherwise vested on April 22, 2008;

August 31, 2005 grant of 4,772 restricted shares that would have otherwise vested on August 31, 2008; and

March 15, 2006 grant of 5,064 restricted stock units that would have otherwise vested on March 1, 2007.
All other non-vested restricted stock grants or portions of grants shall be forfeited in accordance with their terms.

11.	Executive’s separation of employment shall be treated as a “negotiated termination,” as that term is used in the stock option award agreements by and between Executive and National City.

12.	All payments to be made and benefits provided to Executive shall be made less withholding for all amounts that National City is required to withhold and for all additional amounts that Executive has authorized National City to withhold.

13.	The Severance Agreement entered into by and between National City Corporation and Executive dated December 16, 2002 shall terminate as of the Separation Date.

14.	By accepting the payments set forth in this agreement, Executive releases and waives any and all rights and claims that he may have against National City and/or its Affiliates, arising out of his employment with National City and/or its Affiliates, the cessation of his work hereunder, the termination of his employment hereunder, or any circumstances surrounding or statements made in connection with the cessation of his active work, or the termination of his employment. This agreement includes, but is not limited to, rights, benefits or claims under any federal, state, or local law concerning employment relationships or employment discrimination including rights under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq., as amended.

15.	This agreement does not include and Executive does not waive any rights, benefits or claims that Executive may have (a) under workers’ compensation laws, (b) pursuant to the indemnification provisions contained in the by-laws of National City, (c) as an additional insured under any director and officer policy that National City maintains or has maintained, (d) under any qualified retirement plans in which Executive participated while employed by National City, or (e) any claims arising under this agreement.

16.	Executive acknowledges and agrees that in the performance of his duties of employment Executive has been brought into contact with customers, Potential Customers, as defined below, and/or information about customers or Potential Customers of National City, either in person, through the mails, by telephone or by other electronic means. Executive also acknowledges and agrees that trade secrets and Confidential Information of the Employers, as defined in Subsection 16(c) of this agreement, gained by Executive during his employment with National City, has been developed by National City through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of National City. Executive further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of National City’s businesses that Executive not divert business or customers from National City and/or its affiliates and that the Executive maintain the confidentiality and integrity of the Confidential Information:
a.	Executive shall not, during his employment with National City and through the Salary Continuation Period (the “Business Protection Period”):
i.	Directly or indirectly solicit, divert, entice or take away any customers, clients, businesses, patronage or orders from any customers, clients or business with whom the Executive has had contact, involvement or responsibility during Executive’s employment with National City and/or its Affiliates, or attempt to do so, on behalf of any person (including Executive), firm association, or corporation for the sale of any product or service that is the same, similar to, or a substitute for, any product or service offered by National City and/or its Affiliates.

ii.	Directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by National City and/or its Affiliates with whom the Executive has had contact, involvement or responsibility during Executive’s employment with National City (“Potential Customers”), or attempt to do so, for the sale of any product or service that is the same, similar to, or a substitute for, any product or service offered by National City and/or its Affiliates, or

iii.	Accept or provide assistance in the accepting of (including, but not limited to, providing any service, information, assistance or other facilitation or other involvement) business, patronage or orders from customers or any Potential Customers on behalf of any person (including Executive), firm, association, or corporation involving the sale of any product or service that is the same, similar to, or a substitute for, any product or service offered by National City and/or its Affiliates.
b.	Executive shall not directly or indirectly at any time during or after the term of this agreement solicit, induce, confer or discuss with any employee of National City and/or its Affiliates or attempt to solicit, induce, confer or discuss with any employee of National City and/or its Affiliates the prospect of leaving the employ of National City and/or its Affiliates, termination of his or her employment with National City and/or its Affiliates, or the subject of employment by some other person or organization. Executive further agrees that he will not directly or indirectly at any time during or after the term of this agreement hire or attempt to hire any employee of National City and/or its Affiliates.

c.	Executive shall keep in strict confidence, and shall not directly or indirectly, at any time during or after the term of this agreement, disclose, furnish, disseminate, make available or use (except in the course of performing his duties of employment with National City and/or its Affiliates) any trade secrets or confidential business or technical information of National City and/or its Affiliates or their customers (the “Confidential Information”), without limitation as to when or how Executive may have acquired such information. The Confidential Information shall include the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information or plans, financial information, or listing of names, addresses or telephone numbers, including without limitation, information relating to National City and/or its Affiliates’ customers or Potential Customers, National City’s and/or its Affiliates’ customer lists, contract information including terms, pricing and service provided, information received as a result of customer contacts, National City’s and/or its Affiliates’ products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which National City and/or its Affiliates may be a party. The Confidential

Information shall not include information that is or becomes publicly available other than as a result of disclosure by the Executive. Executive specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Executive and whether compiled by the National City and/or its Affiliates and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by National City and/or its Affiliates to maintain the secrecy of such information, that such information is the sole property of National City and that any retention and use of such information during or after the Executive’s employment with National City and/or its Affiliates (except in the course of performing his duties of employment with National City and/or its Affiliates) shall constitute a misappropriation of National City’s and/or its Affiliates’ trade secrets. Executive further agrees that, on or before the Separation Date he will return to National City and/or its Affiliates, in good condition, all property of National City and/or its Affiliates, including, without limitation, the Confidential Information. In the event that said items are not so returned, National City and/or its Affiliates shall have the right to charge Executive for all reasonable damages, costs, attorney’s fees and other expenses incurred in searching for, taking, removing, and/or recovering such property. If Executive is requested or required (either orally or in writing) to disclose any Confidential Information, he shall promptly notify National City and/or its Affiliates of this request, and he shall promptly provide National City and/or its Affiliates with a copy of the written request or a description of any oral request so that National City and/or its Affiliates may seek a protective order or other appropriate remedy. If a protective order or other appropriate remedy is not obtained in a reasonable period of time, the Executive may furnish only that portion of the Confidential Information that he is legally required to disclose.
17.	Executive acknowledges that his obligations under this agreement are reasonable in the context of the nature of National City’s business and the competitive injuries likely to be sustained by National City if Executive violated such obligations. Executive further acknowledges that this agreement is made in consideration of, and is adequately supported by this agreement, which Executive acknowledges constitutes new and/or good, valuable and sufficient consideration.

18.	If it shall be judicially determined that Executive has violated any of his obligations under paragraph 16 of this agreement, then the period applicable to the obligation which he shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.

19.	It is expressly understood and agreed that although Executive and National City consider the restrictions contained in paragraph 16 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this agreement is an unenforceable restriction against Executive, the provisions of this agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

20.	During the Business Protection Period (and for any extended period as provided in paragraph 18), Executive agrees to communicate the contents of paragraph 16 of this agreement to any person, firm, association, or corporation that Executive intends to be employed by, associated with, or represent, that is engaged in a business that is competitive to National City and/or its Affiliates.

21.	Executive acknowledges and agrees that the remedy at law available to National City and/or its Affiliates for breach of any of his obligations under this agreement would be inadequate, and agrees and consents that in addition to any other rights or remedies that National City and/or its Affiliates may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in paragraph 16 of this agreement, without the necessity of proof of actual damage.

22.	The payments and benefits to be provided to Executive pursuant to this agreement shall terminate immediately upon such breach of this agreement and/or any stock option award agreement.

23.	Executive acknowledges that he has been advised to consult an attorney and represents that he has consulted an attorney prior to executing this agreement. Executive acknowledges that he has been given a period of twenty-one (21) days, commencing September 6, 2006, to consider this agreement and the benefits he will be receiving prior to signing it.

24.	Executive understands that he has seven (7) days after he signs this agreement to revoke it, and that National City cannot enforce this agreement until the seven (7) days have passed and Executive has not revoked it. Executive’s pay and benefits under this agreement may be delayed until the seven (7) days have passed and Executive has not revoked this agreement.

25.	Executive represents and warrants that, during his employment with National City and/or its Affiliates, he complied with the National City Code of Ethics. Executive agrees to make no statements, whether written or oral, nor take any action that would result in the injury or impairment of the reputation or goodwill of National City and/or its Affiliates; provided that no statement made in connection with a civil, administrative or other legal proceeding in which Executive is a party shall be a breach of this provision.

26.	Effective as of the Separation Date, Executive hereby resigns all officer titles, positions and director positions he may hold with National City and/or its Affiliates.

27.	For purposes of this agreement the term “National City and/or its Affiliates” means National City, its subsidiaries and affiliates, and their current and former officers, directors, and employees.

28.	The release and waiver of all rights, benefits and claims covered by this agreement applies to Executive and his estate.

29.	Executive acknowledges that he has completely read, fully understands, and voluntarily signed this agreement.

30.	Executive acknowledges that he waives any and all rights to any payment, benefit, program, perquisite, award or compensation to which Executive is or may be entitled except as expressly provided in this agreement and agreements referred to herein.

31.	In the event that any one or more of the provisions of this agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected thereby.

32.	National City shall have the right to delay the payment, or to limit the form of payment, of any amount under this agreement, or any plan referenced herein, to the extent that National City, in good faith, determines that such delay or limitation is necessary to avoid adverse tax consequences under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. Further, Executive understands that any participation in any qualified retirement plan maintained by National City, including but not limited to the Savings and Investment Plan, is subject to the limitation and restrictions set forth in the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, and that nothing in this agreement affects his rights to any benefits accrued under such plans at any time.

33.	This agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. Executive agrees that any action, claim, counterclaim, cross claim, proceeding, or suit, whether at law or in equity, whether sounding in tort, contract, or otherwise at any time arising out of or relating to this agreement including, but not limited to, the administration, enforcement, or negotiation of this agreement, or the performance of any obligations in respect of this agreement (each such action, claim, counterclaim, cross claim, proceeding, or suit, an “Action”) shall be brought exclusively in a federal court or state court located in the city of Cleveland, Ohio. Each of the parties unconditionally hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

34.	This agreement contains the entire understanding of the parties with respect to the subject matter herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This agreement binds and benefits the parties and their successors, heirs, beneficiaries and assigns. This agreement may not be altered, modified, or amended except by written instrument signed by each party.
IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on this 6th day of September, 2006.

By:

	Jon N. Couture	John D. Gellhausen (“Executive”)

Title:	Senior Vice President National City Corporation (“National City”)